Exhibit 10.50

THIRD AMENDMENT

(1741 TECHNOLOGY – CONCOURSE V)

THIS THIRD AMENDMENT (this "Amendment") is made and entered into as of April 30, 2022, by and between HUDSON CONCOURSE, LLC, a Delaware limited liability company ("Landlord") and NUTANIX, INC., a Delaware corporation ("Tenant").

RECITALS

A.
Landlord and Tenant are parties to that certain Office Lease dated September 5, 2018 (the "Original Lease") whereby Landlord has leased to Tenant certain office space in the building located at 1741 Technology Drive, San Jose, California (the "Building"). The Original Lease was subsequently amended by that certain First Amendment dated October 22, 2019 (the "First Amendment") and by that certain Second Amendment dated November 23, 2020 (the "Second Amendment"). The Original Lease, as amended by the First Amendment and the Second Amendment, is referred to herein as the "Lease."
B.
The Lease will expire by its terms on May 31, 2024 (the “Existing Expiration Date”). The parties wish to accelerate the expiration date of the Lease with respect to that portion of the Existing Premises comprised of: (i) Suite No. 100 containing approximately 7,934 rentable square feet located on the first (1st) floor of the Building, and (ii) Suite No. 130 containing approximately 6,416 rentable square feet located on the first (1st) floor of the Building, each as shown on Exhibit A attached hereto (collectively, the “Reduction Space”) only, on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Reduction.

1.1.
Reduction Space Expiration Date. Subject to the provisions hereof, the term of the Lease shall expire, with respect to the Reduction Space only, on May 1, 2022 (the “Reduction Space Expiration Date”) with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire with respect to the Reduction Space on the Reduction Space Expiration Date (the “Reduction”). Without limiting the foregoing:

A.
From and after the date immediately following the Reduction Space Expiration Date (the “Reduction Effective Date”), the Premises shall consist solely of Suite 500 (the “Remaining Premises”) and shall be deemed to contain 28,930 rentable square feet. Tenant shall retain the right to extend the Term for one (1) additional three (3)-year period with regard to the Remaining Premises only in accordance with the terms and conditions of Section 2 of Exhibit F to the Original Lease.

B.
Notwithstanding anything in the Lease to the contrary, Tenant shall surrender the Reduction Space to Landlord in its current “as-is” condition on or before the Reduction Space Expiration Date.

C.
Tenant shall not be obligated to pay reconciliation payments of Expenses and Taxes with regard to the Reduction Space for calendar year 2022. Accordingly, Section 4.4.1 of the Original Lease shall not apply to the Reduction Space for the calendar year 2022 and Section 4.6 of the Original Lease shall not apply with regard to Expenses and Taxes for the Reduction Space for calendar year 2022.

D.
If Tenant fails to vacate any portion of the Reduction Space on or before the Reduction Space Expiration Date, Tenant’s tenancy with respect to the Reduction Space shall be subject to Section 16 of the Original Lease.

E.
Subject to the terms of this Amendment, any other rights or obligations of Landlord or Tenant under the Lease relating to the Reduction Space that, in the absence of the Reduction, would have survived the Existing Expiration Date shall survive the Reduction Space Expiration Date.

F.
Tenant hereby acknowledges that notwithstanding anything in the Lease and in Section 1(a) and Section 1(b) of the Second Amendment in particular, all remaining Allowance funds with regard to the Reduction Space shall be forfeited effective as of the Reduction Effective Date and such amounts shall automatically revert to Landlord and Tenant shall have no further rights with respect thereto.

Tenant shall retain the right to any and all Allowance funds currently remaining with regard to the Remaining Premises and acknowledges that the sunset date for use of such Allowance funds with regard to the Remaining Premises is August 31, 2022.

1.2.
Reduction Fee. Within thirty (30) days after the contingency set forth in Section 1.3 below is satisfied or waived, Tenant shall pay to Landlord, by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by Landlord, as consideration for the acceleration of the expiration date of the Lease with respect to the Reduction Space and not as a penalty, the amount of $600,000.00 (the “Reduction Fee”).
1.3.
Contingency. This Amendment is contingent upon Landlord's execution of a new lease for the Reduction Space with a third party upon terms and conditions acceptable to Landlord in its sole discretion. In the event Landlord has not executed a new lease for the Reduction Space within thirty (30) days after the date of full execution and delivery of this Amendment, this Amendment shall be void and of no further force and effect.

2.
Rent Following Reduction.

2.1.
Base Rent. With respect to the Remaining Premises from and after the Reduction Effective Date, the schedule of Base Rent shall be as follows:

Period During Term	Annual Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Installment of Base Rent
5/1/2022 – 3/31/2023	$40.52	$3.38	$97,783.40
4/1/2023 – 3/31/2024	$41.73	$3.48	$100,676.40
4/1/2024 – 5/31/2024	N/A	$3.58	$103,569.40
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

2.2.
Tenant’s Share. With respect to the Remaining Premises from and after the Reduction Effective Date, Tenant’s Share shall be 20.4839%.

2.3.
Expenses and Taxes. With respect to the Remaining Premises from and after the Reduction Effective Date, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease.

3. Representations. Tenant represents and warrants that, as of the date hereof and the Reduction Space Expiration Date: (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) Tenant has not subleased the Reduction Space or made any disposition, assignment or conveyance of the Lease or Tenant’s interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Reduction Space; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Reduction Space which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained.

4. Landlord’s Right to Terminate. Notwithstanding any contrary provision hereof, if Tenant breaches any of its representations, warranties or covenants hereunder, Landlord, by written notice to Tenant, may terminate Sections 1, 2 and 3 above, in which event such Sections of this Amendment shall be of no force or effect and, if Landlord has received the Reduction Fee, Landlord shall promptly return it to Tenant, but only after applying it against any past due Rent.

5. Security Deposit Reduction. Tenant has previously deposited with Landlord $132,443.70 as a Security Deposit under the Lease. Notwithstanding anything to the contrary contained in the Lease, in the event that Tenant, as of the Reduction Effective Date, is not in default of any of its obligations under the Lease, Landlord shall reduce the amount of the Security Deposit to $88,737.28, and Landlord shall apply the remaining $43,706.42 as a credit against Tenant's monthly Base Rent obligations next coming due until such credit is exhausted.

6. Parking. Effective as of the Reduction Effective Date, Tenant shall be entitled to rent a total of sixty-three (63) unreserved parking passes in the Parking Facility. Except as set forth in this Section 6, all other terms and conditions of Article 24 of the Original Lease shall apply to Tenant's lease of such unreserved parking passes.

7. Confidentiality. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

8. Energy Usage. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Building, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required for benchmarking purposes or to disclose to a prospective buyer, tenant or mortgage lender under any applicable law.

9. Intentionally Omitted.

10. Miscellaneous.

10.1. This Amendment, and the exhibits attached hereto and incorporated herein, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

10.2. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

10.3. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

10.4. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

10.5 This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The signature of a party transmitted electronically (e.g., e-signature) or by facsimile, email of a pdf copy, DocuSign or other similar technology application shall constitute and have the same force and effect as the original signature of the party. Following execution, a pdf (or similar image file format) of this entire agreement (whether signed electronically or in ink) shall be deemed the equivalent of the delivery of the original, and any party delivering such a counterpart shall in all events deliver to the other party an original signature promptly upon request

10.6. Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

[SIGNATURES ARE ON FOLLOWING PAGE]

1.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LANDLORD:

HUDSON CONCOURSE, LLC,
a Delaware limited liability company

By: Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

By: Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

By: /s/ Kenneth Young

Name: Kenneth Young

Title: Senior Vice President, Leasing

TENANT:	NUTANIX, INC., a Delaware corporation By: /s/ Aaron Boynton Name: Aaron Boynton Title: Chief Accounting Officer